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                                                                Exhibit (a)(15)

[LOGO] MAGELLAN HEALTH SERVICES


FOR IMMEDIATE RELEASE
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Contact:  Robert Mead
          (212) 484-6701


              MAGELLAN HEALTH SERVICES ANNOUNCES PRELIMINARY RESULTS OF
                           DUTCH AUCTION SELF-TENDER OFFER

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ATLANTA, GA, SEPTEMBER 19, 1996 - Magellan Health Services, Inc. (ASE: MGL)
announced today that a "preliminary count" by First Union National Bank of North Carolina, the Depository for the Company's "Dutch Auction" self-tender offer indicates that, subject to final verification, approximately 3,960,000 shares of Common Stock have been tendered and accepted for purchase at a price of $18.375 per share. Shares in excess of the limits of the tender offer will be promptly returned. Shares tendered at or below the price the Company is paying exceeded the number of shares being purchased by approximately 1,000, and to that extent, there may be a proration.

The self-tender offer commenced on August 15 and expired at 12:00 midnight eastern standard time on September 18, 1996. Prior to the tender offer, Magellan had 33,022,826 shares of Common Stock outstanding. Following the purchase of shares tendered in the "Dutch Auction," Magellan will have approximately 29,042,000 shares of Common Stock outstanding. Payment for shares properly tendered and accepted will be made promptly subject to proper delivery of shares in accordance with the terms of the offer. Dean Witter Reynolds, Inc. acted as the Dealer Manager for the tender offer.

Magellan Health Services, Inc., a Fortune 1000 company, is the country's largest integrated behavioral healthcare company. Its three business units include: Charter Behavioral Health Systems, the nation's largest and most comprehensive behavioral healthcare delivery system, with nearly 100 facilities providing a broad continuum of inpatient and outpatient care; majority-owned Green Spring Health Services, a leader in behavioral managed care services; and Magellan Public Solutions, serving the public sector with privatized behavioral health services.





   3414 Peachtree Road, NE - Suite 1400 - Atlanta, GA 30326 -
                (404) 341-9200 - Fax: (404) 314-5793